As filed with the Securities and Exchange Commission on August 31, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	34-1111088 (I.R.S. Employer Identification Number)
National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3484
(216) 222-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Zoeller, Esq.
Executive Vice President and General Counsel
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114-3484
(216) 222-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Linda K. Erkkila, Esq. National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114 (216) 222-2227 Fax: (216) 222-3332	Jennifer R. Evans, Esq. Executive Vice President and General Counsel MAF Bancorp, Inc. 55th Street & Holmes Avenue Clarendon Hills, Illinois 60514 (630) 986-6436 S Fax: (630) 649-7172	Thomas P. Desmond, Esq. Christopher G. Barrett, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street, uite 2600 Chicago, Illinois 60601 (312) 609-7500 Fax: (312) 609-5005

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the proxy statement/prospectus.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-144081
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering	Aggregate Offering	Amount of
of Securities to be Registered	Registered (1)	Price Per Unit	Price (2)	Registration Fee
Common Stock, par value of $4.00 per share	4,000,000	N/A	$109,900,000	$3,374

(1) Represents the maximum number of additional shares of common stock, par value of $4.00 per share, of the registrant, National City Corporation, that may be issued in connection with the merger of MAF Bancorp, Inc. with and into the registrant, as described in the registration statement on Form S-4 (No. 333-144081), which became effective on July 13, 2007. In connection with the filing of that registration statement, 68,482,736 shares of common stock of the registrant were registered with the Securities and Exchange Commission and a fee of $59,970 was paid.
(2) Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee was based on the average of the high and low sale prices of the registrant’s common stock as reported on the New York Stock Exchange on August 28, 2007 and computed based on the number of additional shares of common stock of the registrant to be registered by this registration statement.

EXPLANATORY NOTE
This registration statement is being filed by the registrant pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, to register an additional 4,000,000 shares of common stock, par value of $4.00 per share, of the registrant. The number of shares originally registered was determined by multiplying the estimated exchange ratio by the number of shares of common stock of MAF Bancorp, Inc. estimated to be outstanding at the time of the merger. The exchange ratio at the time of the merger is now estimated to be higher than originally anticipated, and thus the registrant is registering an additional 4,000,000 shares.
The registrant previously registered a total of 68,482,736 shares of common stock in connection with the merger by means of a registration statement on Form S-4 (No. 333-144081), which was declared effective by the Securities and Exchange Commission on July 13, 2007. The maximum number of shares of common stock that may be issued as a result of the merger is expected to be 72,482,736.
INCORPORATION BY REFERENCE
The registrant hereby incorporates by reference the contents of its registration statement on Form S-4 (No. 333-144081).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on August 31, 2007.

NATIONAL CITY CORPORATION
By:	/s/ Thomas A. Richlovsky

Thomas A. Richlovsky
Senior Vice President and Treasurer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on August 31, 2007.

/s/ David A. Daberko* David A. Daberko	Chairman

/s/ Peter E. Raskind* Peter E. Raskind	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey D. Kelly Jeffrey D. Kelly	Vice Chairman and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas A. Richlovsky Thomas S. Richlovsky	Senior Vice President and Treasurer (Principal Accounting Officer)

/s/ Jon E. Barfield* Jon E. Barfield	Director

/s/ James S. Broadhurst* James S. Broadhurst	Director

/s/ Christopher M. Connor* Christopher M. Connor	Director

/s/ Bernadine P. Healy, M.D.* Bernadine P. Healy, M.D.	Director

/s/ Michael B. McCallister* Michael B. McCallister	Director

/s/ Paul A. Ormond* Paul A. Ormond	Director

/s/ Gerald L. Shaheen* Gerald L. Shaheen	Director

/s/ Jerry Sue Thornton, Ph.D.* Jerry Sue Thornton, Ph.D.	Director

/s/ Morry Weiss* Morry Weiss	Director
* David L. Zoeller, Executive Vice President and General Counsel of National City, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and previously filed.

/s/ David L. Zoeller* David L. Zoeller, attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of National City Corporation Law Department
23.1	Consent of National City Law Department (included in Exhibit 5)
23.3	Consent of Keefe Bruyette & Woods, Inc.
23.4	Consent of Ernst & Young LLP relating to the consolidated financial statements of National City Corporation
23.5	Consent of KPMG LLP relating to the consolidated
financial statements of MAF Bancorp, Inc.
24	Power of Attorney (filed with S-4 registration statement 333-144081 filed on June 27, 2007)